THE MARCUS CORPORATION REPORTS SECOND QUARTER RESULTS
Theatre division operating income up 37%; lodging division results reflect industry downturn

Milwaukee, Wis., December 18, 2008….. The Marcus Corporation (NYSE: MCS) today reported results for the second quarter ended November 27, 2008.

Second Quarter Fiscal 2009 Highlights

•	Total revenues for the second quarter of fiscal 2009 were $87,943,000, a 5.4% increase from revenues of $83,431,000 for the second quarter of fiscal 2008.
•	Operating income was $8,342,000 for the second quarter of fiscal 2009, a 3.4% decrease from operating income of $8,638,000 for the same period in the prior year.
•	Net earnings were $896,000 or $0.03 per diluted common share for the second quarter of fiscal 2009, compared to net earnings of $2,940,000 or $0.10 per diluted common share for the comparable prior period.
•	Net earnings for the second quarter of fiscal 2009 include one-time pre-tax investment losses of $2.2 million or $0.05 per diluted common share related to investment losses on securities held and loans to and investments in a former Baymont joint venture. Fiscal 2009 net earnings were also negatively impacted by a pre-tax adjustment of $1.1 million or $0.02 per diluted common share of prior gains recorded on the company’s Platinum Hotel & Spa condominium hotel project in Las Vegas due to the downturn in the real estate market. (Per share impact calculated using the year-to-date income tax rate).

First Half Fiscal 2009 Highlights

•	Total revenues for the first half of fiscal 2009 were $208,314,000, a 6.5% increase from revenues of $195,572,000 for the first half of fiscal 2008.

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•	Operating income was $32,289,000 for the first two quarters of fiscal 2009, a 0.4% increase from operating income of $32,153,000 for the same period in the prior year.
•	Net earnings were $13,329,000 or $0.45 per diluted common share for the first half of fiscal 2009, compared to net earnings of $14,671,000 or $0.48 per diluted common share for the comparable prior period.

“A strong year-over-year performance by Marcus Theatres® helped to offset the anticipated decline in performance of Marcus Hotels and Resorts due to the very difficult lodging industry environment. Excluding the one-time investment losses and adjusted gains which totaled approximately $0.07 per diluted common share, our earnings per share would have matched last year’s second quarter results. Given the current economic conditions, we believe this is quite an achievement,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

Marcus Theatres®

Marcus Theatres achieved record revenues and a 36.6% increase in operating income in the second quarter. The improved performance was driven by a strong slate of movies and an additional 83 screens at seven locations in Omaha and Lincoln, Neb. acquired from Douglas Theatres in April 2008.

“Last year’s second quarter included the strong Thanksgiving holiday weekend, which we did not have in this year’s results, making the division’s strong second quarter performance even more significant. Box office revenues for comparable theatres open more than a year rose in the second quarter, once again confirming that with a good slate of films, the theatre business can perform quite well, even in a recession,” said Marcus.

The top-performing films in the second quarter were Madagascar: Escape 2 Africa, Quantum of Solace, High School Musical 3: Senior Year, Eagle Eye and Twilight. “We were also pleased with the performance of the latest 3D release, Bolt, and look forward to the release of a dozen or more 3D films during calendar 2009,” said Marcus.

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“The holiday seasonstarted strong with November holdovers and the release of films such as Four Christmases and The Day the Earth Stood Still. Several films with good box-office potential are opening during the next week, including Seven Pounds, Yes Man, Bedtime Stories, Marley & Me, The Curious Case of Benjamin Button and Valkyrie. This slate has broad appeal for both adults and families, which should help to make a trip to the movies a popular holiday season activity,”added Marcus.

Marcus noted that the company’s newest UltraScreen® opened in late November in Orland Park, Ill. and another 68-foot-wide UltraScreen is under construction at North Shore Cinema in Mequon, Wis. “We introduced our new Hollywood Café concept in Oakdale, Minn. during the second quarter. The café features a wide variety of menu selections, along with the exclusive premium brands of pizza, ice cream and coffee that we have been gradually extending to selected theatres in our circuit,” said Marcus.

Marcus Hotels and Resorts

The company’s lodging division reported decreased revenues and operating income for the second quarter, reflecting industry-wide declines in all three customer segments – group, business and leisure. Revenue per available room (RevPAR) declined 6.8% for the second quarter of 2009 over the prior year quarter, with the entire decrease coming from reduced occupancy rates.

“We are experiencing significant headwinds in the industry. If there’s a bright spot, it’s that our RevPAR declined slightly less than many others in the segment. We attribute that to the location of our properties, which in general tend to be in slightly less volatile markets. For example, RevPAR at three of our eight company-owned properties increased in the second quarter and five of our eight properties remain up for the first half of the year,” said Marcus.

“However, the near-term lodging-industry outlook worsened during the second quarter and the visibility into the future is very limited. While we can’t control the economy, we are responding to its challenges by closely scrutinizing operating expenses at each and every one of our properties and selectively reducing capital expenditures,” said Marcus.

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“A positive note is that the current credit crunch is slowing down or halting new projects, which is good news for existing operators like us,” added Marcus.

Summary

“Our balance sheet remains very strong. Our debt to total capitalization ratio was only 45% at the end of the second quarter. We have strong cash flow from operations and significant unused credit lines available under our recently updated credit facilities. We are also looking at every opportunity we can find to be more efficient and productive in all of our operations. Overall, we believe we are well positioned to weather the storm in the economy and to continue to move forward with our long-term growth strategies,” said Gregory S. Marcus, president of The Marcus Corporation.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, December 18, 2008, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the second quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-857-350-1673 and entering the passcode 95889351. Listeners should dial in to the call at least 5 – 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, December 25, 2008 by dialing 1-888-286-8010 and entering the passcode 73779641. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 679 screens at 56 locations in Wisconsin, Illinois, Minnesota, Ohio, North Dakota, Iowa and Nebraska, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 20 hotels, resorts and other properties in ten states, with three additional properties under development. For more information, visit the company’s Web site at www.marcuscorp.com.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	November 27, 2008	November 29, 2007	November 27, 2008	November 29, 2007

Revenues:
Rooms and telephone	$23,908	$25,683	$52,799	$54,922
Theatre admissions	26,300	20,866	68,819	57,938
Theatre concessions	13,120	10,259	34,323	28,503
Food and beverage	13,366	14,676	26,934	28,894
Other revenues	11,249	11,947	25,439	25,315

Total revenues	87,943	83,431	208,314	195,572
Costs and expenses:
Rooms and telephone	8,524	8,669	17,792	18,014
Theatre operations	22,779	18,093	56,054	46,945
Theatre concessions	3,102	2,746	8,410	7,324
Food and beverage	10,136	10,850	20,687	21,777
Advertising and marketing	5,569	4,967	11,458	10,307
Administrative	9,145	8,932	19,624	18,509
Depreciation and amortization	8,148	7,959	16,419	16,041
Rent	1,936	1,292	3,867	2,423
Property taxes	3,914	4,245	7,762	7,128
Preopening expenses	16	10	16	309
Other operating expenses	6,332	7,030	13,936	14,642

Total costs and expenses	79,601	74,793	176,025	163,419

Operating income	8,342	8,638	32,289	32,153
Other income (expense):
Investment income (loss)	(2,016)	339	(1,655)	706
Interest expense	(3,641)	(3,815)	(7,438)	(7,936)
Loss on disposition of property, equipment and other assets	(1,104)	(163)	(1,172)	(107)
Equity losses from unconsolidated joint ventures	(15)	(69)	(99)	(138)

	(6,776)	(3,708)	(10,364)	(7,475)

Earnings before income taxes	1,566	4,930	21,925	24,678
Income taxes	670	1,990	8,596	10,007

Net earnings	$896	$2,940	$13,329	$14,671

Net earnings per common share - diluted:	$0.03	$0.10	$0.45	$0.48
Weighted average shares outstanding - diluted	29,816	30,491	29,851	30,611

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	November 27, 2008	May 29, 2008
Assets:
Cash and cash equivalents	$10,413	$13,440
Accounts and notes receivable	15,575	18,870
Refundable income taxes	--	2,438
Deferred income taxes	1,370	1,327
Other current assets	7,102	6,205
Property and equipment, net	586,138	587,828
Other assets	89,329	91,540

Total Assets	$709,927	$721,648

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$12,987	$17,183
Income taxes	1,685	--
Taxes other than income taxes	14,147	12,819
Other current liabilities	28,078	30,670
Current maturities of long-term debt	25,246	31,922
Long-term debt	240,693	252,992
Deferred income taxes	33,367	32,889
Deferred compensation and other	26,951	25,680
Shareholders’ equity	326,773	317,493

Total Liabilities and Shareholders’ Equity	$709,927	$721,648

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended November 27, 2008
Revenues	$41,695	$45,915	$333	$87,943
Operating income (loss)	5,867	5,095	(2,620)	8,342
Depreciation and amortization	4,098	3,886	164	8,148
13 Weeks Ended November 29, 2007
Revenues	$33,285	$49,760	$386	$83,431
Operating income (loss)	4,296	6,833	(2,491)	8,638
Depreciation and amortization	3,709	4,082	168	7,959
26 Weeks Ended November 27, 2008
Revenues	$108,592	$99,112	$610	$208,314
Operating income (loss)	22,736	14,615	(5,062)	32,289
Depreciation and amortization	8,328	7,761	330	16,419
26 Weeks Ended November 29, 2007
Revenues	$91,182	$103,697	$693	$195,572
Operating income (loss)	19,680	17,066	(4,593)	32,153
Depreciation and amortization	7,462	8,233	346	16,041

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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